As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LARGO INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
1 First Canadian Place 100 King Street West, Suite 1600 Toronto, Ontario Canada (Address of Principal Executive Offices)	M5X 1G5 (Zip Code)

Largo Inc. Amended and Restated Share Compensation Plan

(Full title of the plan)

C T Corporation

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Darin R. Renton, Esq. Stikeman Elliott LLP 199 Bay Street Suite 5300, Commerce Court West Toronto, Ontario M5L 1B9 Canada (416) 869-5500	Thomas M. Rose Shona C. Smith Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, Massachusetts 02199-7613 United States (757) 687-7715

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended.  ☐

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the "SEC") either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the U.S. Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the U.S. Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 Largo Inc. (the "Company") incorporates by reference in this registration statement the following information:

• The Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

• The Company's Report on Form 6-K with the financial statements and management's discussion and analysis for the three months ended March 31, 2025, furnished to the SEC on May 15, 2025;

• The Company's Report on Form 6-K with the financial statements and management's discussion and analysis for the three and six months ended June 30, 2025, furnished to the SEC on August 12, 2025;

• The Company's Report on Form 6-K with the financial statements and management's discussion and analysis for the three and nine months ended September 30, 2025, furnished to the SEC on November 12, 2025;

• The Company's Report on Form 6-K with the management information circular for the annual general meeting of shareholders held on May 12, 2025, furnished to the SEC on April 14, 2025;

• The Company's Reports on Forms 6-K with material change reports dated August 11, 2025, October 20, 2025 and October 29, 2025, furnished to the SEC on August 13, 2025 and November 7, 2025; and

• the description of the Company's common shares contained in its registration statement on Form 40FR12B filed with the SEC on April 14, 2021, together with all amendments and reports filed for the purpose of updating that description.

 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and any document of the type referred to in the list above, filed or furnished by the Company subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed or furnished. The Company may incorporate by reference into this registration statement any other Form 6-K that is submitted to the SEC after the date of the filing of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. In addition to any Form 6-K furnishing the type of documents referred to in the bulleted list above (which shall be deemed to be incorporated by reference into this registration statement), any such other Form 6-K that the Company intends to so incorporate shall state in such form that it is being incorporated by reference into this registration statement.

Item 4. Description of Securities.

 Not applicable.

Item 5. Interests of Named Experts and Counsel.

 Not applicable.

Item 6. Indemnification of Directors and Officers.

 Under the Ontario Business Corporations Act ("OBCA"), the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity. The OBCA also provides that the Company may also advance moneys to a director, officer or other individual for costs, charges and expenses incurred in connection with such a proceeding.

 However, indemnification is prohibited under the OBCA unless the individual:

  acted honestly and in good faith with a view to the Company's best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company's request; and
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

 The Company's bylaws require the Company to indemnify each of its current or former directors or officers and each individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of having been a director or officer of the Company or at the request of the Company as a director or officer, or in similar capacity, of another entity, if certain criteria are met, as further described in the Company's bylaws.

 Under the OBCA, the Company is permitted to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity.

 Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

 The exhibits listed under the caption "Exhibits Index" of this registration statement are incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the U.S. Exchange Act that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (h) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Largo Resources Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.2	Certificate of Change of Name from Kaitone Holdings Ltd. to Consolidated Kaitone Holdings Ltd. (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.3	Certificate of Name Change from Consolidated Kaitone Holdings Ltd. to Largo Resources Ltd. (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.4	Articles of Amendment of Largo Resources Ltd. (2014) (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.5	Articles of Amendment of Largo Resources Ltd. (March 2021) (incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.6	Articles of Amendment of Largo Resources Ltd. (November 2021) (incorporated by reference to Exhibit 3.6 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.7	By Law No.1 of Largo Resources Ltd. (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-8 filed with the SEC on August 11, 2021).
4.8	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form F-3 filed with the SEC on September 10, 2025).
4.9*	Largo Inc. Amended and Restated Share Compensation Plan.
4.10*	Form of Restricted Share Unit Agreement under the Largo Inc. Amended and Restated Share Compensation Plan (included as Exhibit A to Exhibit 4.9 hereto).
4.11*	Form of Option Agreement under the Largo Inc. Amended and Restated Share Compensation Plan (included as Exhibit C to Exhibit 4.9 hereto).
5.1*	Opinion of Stikeman Elliott LLP.
23.1*	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1 hereto).
23.2*	Consent of KPMG LLP.
23.3*	Consent of Company Qualified Person - Emerson Ricardo
23.4*	Consent of Qualified Person - Branca Horta de Almeida Abrantes
23.5*	Consent of Qualified Person - Porfírio Cabaleiro Rodriguez
23.6*	Consent of Qualified Person - Guilherme Gomides Ferreira
23.7*	Consent of Qualified Person - Paulo Roberto Bergmann Moreira
23.8*	Consent of Qualified Person - Fábio Valério Câmara Xavier
23.9*	Consent of Expert - GE21 Consultoria Mineral Ltda.
24.1*	Power of Attorney (included on the signature page of this registration statement).
107*	Filing Fee Table

_____________

* Filed herewith.

SIGNATURES

 Pursuant to the requirements of the U.S. Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 7, 2026.

Largo Inc.

By:	/s/ Daniel Tellechea
	Name:	Daniel Tellechea
	Title:	Co-Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel Tellechea, J. Alberto Arias, or Diogo Silva, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to prepare, execute and deliver any or all amendments to this registration statement, including post-effective amendments and supplements to this registration statement, registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 7, 2026.

Signatures	Title

/s/ Daniel Tellechea	Co-Chief Executive Officer and Director
Daniel Tellechea	(Principal Executive Officer)

/s/ J. Alberto Arias	Co-Chief Executive Officer and Executive Chairman of the Board
J. Alberto Arias	(Principal Executive Officer)

/s/ Diogo Silva	Chief Financial Officer
Diogo Silva	(Principal Financial and Accounting Officer)

/s/ David Brace	Director
David Brace

/s/ Jonathan Lee	Director
Jonathan Lee

/s/ Andrea Weinberg	Director
Andrea Weinberg

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of Largo Inc. in the United States, on January 7, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director